UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
(Rule 14a-101)
INFORMATION REQUIRED IN PROXY STATEMENT
SCHEDULE 14A INFORMATION
PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES
EXCHANGE ACT OF 1934
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Consolidated Communications Holdings, Inc.

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CONSOLIDATED COMMUNICATIONS HOLDINGS, INC.
NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD MAY 18, 2006
To Our Stockholders:
      The 2006 annual meeting of stockholders of Consolidated Communications Holdings, Inc. will be held at our corporate headquarters, 121 South 17th Street, Mattoon, Illinois 61938 on Thursday, May 18, 2006, at 9:00 a.m., central time. The 2006 annual meeting of stockholders is being held for the following purposes:

1. To elect one Class I director, for a term of three years, in accordance with our amended and restated certificate of incorporation and amended and restated bylaws (Proposal No. 1);

2. To ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2006 (Proposal No. 2); and

3. To transact such other business as may properly come before the annual meeting and any adjournment or postponement thereof.
      Only stockholders of record at the close of business on March 29, 2006 are entitled to vote at the meeting or at any postponement or adjournment thereof.
      We hope that as many stockholders as possible will personally attend the meeting. Whether or not you plan to attend the meeting, please complete the enclosed proxy card and sign, date and return it promptly so that your shares will be represented. Sending in your proxy will not prevent you from voting in person at the meeting.

By Order of the Board of Directors,

Steven J. Shirar
Senior Vice President, President of
Enterprise Operations and Secretary
April 13, 2006

i

ii

CONSOLIDATED COMMUNICATIONS HOLDINGS, INC.
121 South 17th Street
Mattoon, Illinois 61938

PROXY STATEMENT

       This proxy statement contains information related to the 2006 annual meeting of stockholders of Consolidated Communications Holdings, Inc., a Delaware corporation (the “Company,” “Consolidated,” “we” or “us”) that will be held at our corporate headquarters, 121 South 17th Street, Mattoon, Illinois 61938 on Thursday, May 18, 2006, at 9:00 a.m., central time, and at any postponements or adjournments thereof. The approximate date of mailing for this proxy statement, proxy card, as well as a copy of our combined 2005 annual report to stockholders and annual report on Form 10-K for the year ended December 31, 2005, is April 13, 2006.
ABOUT THE MEETING
What is the purpose of this proxy statement?
      The purpose of this proxy statement is to provide information regarding matters to be voted on at the 2006 annual meeting of our stockholders. Additionally, it contains certain information that the Securities and Exchange Commission (the “SEC”) requires us to provide annually to stockholders. The proxy statement is also the document used by our board to solicit proxies to be used at the 2006 annual meeting. Proxies are solicited to give all stockholders of record an opportunity to vote on the matters to be presented at the annual meeting, even if they cannot attend the meeting. The board has designated Steven J. Shirar and David J. Doedtman as proxies, who will vote the shares represented by proxies at the annual meeting in the manner indicated by the proxies.
What proposals will be voted on at the annual meeting?
      Stockholders will vote on the following proposals at the annual meeting:

•	the election of one Class I director, for a term of three years, in accordance with our amended and restated certificate of incorporation and amended and restated bylaws (Proposal No. 1);

•	the ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm (the “independent auditors”), for the fiscal year ending December 31, 2006 (Proposal No. 2); and

•	any other business properly coming before the annual meeting and any adjournment or postponement thereof.
Who is entitled to vote?
      Each outstanding share entitles its holder to cast one vote on each matter to be voted upon at the annual meeting. Only stockholders of record at the close of business on the record date, March 29, 2006, are entitled to receive notice of the annual meeting and to vote the shares of common stock that they held on that date at the meeting, or any postponement or adjournment of the meeting. If your shares are held in “street name,” please refer to the information forwarded to you by your bank, broker or other holder of record to see what you must do to vote your shares.
      A complete list of stockholders entitled to vote at the annual meeting will be available for examination by any stockholder at our corporate headquarters, 121 South 17th Street, Mattoon, Illinois 61938, during normal business hours for a period of ten days before the annual meeting and at the time and place of the annual meeting.

What is the difference between a stockholder of record and a beneficial holder of shares?
      If your shares are registered directly in your name with our transfer agent, Computershare Trust Company, N.A., you are considered a stockholder of record with respect to those shares. If this is the case, the stockholder proxy materials have been sent or provided directly to you by us.
      If your shares are held in a stock brokerage account or by a bank or other nominee, you are considered the “beneficial holder” of the shares held for you in what is known as “street name.” If this is the case, the proxy materials have been forwarded to you by your brokerage firm, bank or other nominee, which is considered the stockholder of record with respect to these shares. As the beneficial holder, you have the right to direct your broker, bank or other nominee how to vote your shares. Please contact your broker, bank, or other nominee for instructions on how to vote any shares you beneficially own.
Who can attend the meeting?
      All stockholders of record as of March 29, 2006, or their duly appointed proxies, may attend the meeting. Cameras, recording devices and other electronic devices will not be permitted at the meeting. If you hold your shares in “street name,” you will need to bring a copy of a brokerage statement reflecting your stock ownership as of the record date and check in at the registration desk at the meeting.
What constitutes a quorum?
      A quorum of stockholders is necessary to hold the annual meeting. The presence at the meeting, in person or by proxy, of the holders of a majority of the shares of common stock outstanding on the record date will constitute a quorum. As of March 29, 2006, the record date, 29,788,851 shares of our common stock were outstanding. Proxies received but marked as abstentions or broker non-votes will be included in the calculation of the number of shares considered present at the meeting for purposes of establishing a quorum.
How do I vote?
      You may vote in person at the meeting or by proxy. We recommend that you vote by proxy even if you plan to attend the meeting so that we will know as soon as possible that enough votes will be present for us to hold the meeting. If you complete and properly sign the accompanying proxy card and return it to us, it will be voted as you direct on the proxy card. If you are a stockholder of record and attend the meeting, you may vote at the meeting or deliver your completed proxy card in person. You should follow the instructions set forth on the proxy card, being sure to complete it, to sign it and to mail it in the enclosed postage-paid envelope.
      If your shares are held in “street name,” please refer to the information forwarded to you by your bank, broker or other holder of record to see what you must do in order to vote your shares. If you are a “street name” stockholder and you wish to vote in person at the meeting, you will need to obtain a proxy from the institution that holds your shares and present it to the inspector of elections with your ballot when you vote at the annual meeting.
Can I change my vote after I return my proxy card?
      Yes. Even after you have submitted your proxy, you may change your vote at any time before the proxy is voted by:

•	delivering to our Secretary at the address on the first page of this proxy statement a written notice of revocation of your proxy;

•	delivering a duly executed proxy bearing a later date; or

•	voting in person at the annual meeting.
      If your shares are held in a “street name,” you may vote in person at the annual meeting if you obtain a proxy as described in the answer to the previous question. The powers of the proxy holders with regard to your shares will be suspended if you attend the meeting in person and so request, although attendance at the meeting will not, by itself, revoke a previously granted proxy.
Can I vote by telephone or electronically?
      No. We have not instituted any mechanism for telephone or electronic voting. “Street name” stockholders, however, may be able to vote electronically through their bank, broker or other holder of record. If so, instructions regarding electronic voting will be provided by the broker to you as part of the package that includes this proxy statement.
How many votes are required for the proposals to pass?
      Directors are elected by a plurality vote. Accordingly, the director nominee with the greatest number of votes cast will be elected. The proposal to ratify the selection of our independent auditors requires the approval of a majority of the votes present, in person or by proxy, and entitled to vote on the matter.
How are abstentions and broker non-votes treated?
      If a stockholder abstains from voting on any proposal, it will have the same effect as a vote “AGAINST” that proposal, except with respect to Proposal No. 1, where it will have no effect. Broker non-votes and shares as to which proxy authority has been withheld with respect to any matter are not entitled to vote for purposes of determining whether stockholder approval for that matter has been obtained and, therefore, will have no effect on the outcome of the vote on any such matter. A broker “non-vote” occurs on a proposal when shares held of record by a broker are present or represented at the meeting but the broker is not permitted to vote on that proposal without instruction from the beneficial owner of the shares and no instruction has been given.
What if I do not specify a choice for a matter when returning a proxy?
      Stockholders should specify their choice for each matter on the enclosed proxy. If no specific instructions are given, proxies that are signed and returned will be voted “FOR” the election of the nominee for Class I director and “FOR” the proposal to ratify the appointment of our independent auditors.
Will any one contact me regarding this vote?
      No arrangements or contracts have been made or entered into with any solicitors as of the date of this proxy statement, although we reserve the right to engage solicitors if we deem them necessary. If done, such solicitations may be made by mail, telephone, facsimile, e-mail or personal interviews.
What are the board’s recommendations?
      Unless you give other instructions on your proxy card, the persons named as proxy holders on the enclosed proxy card will vote in accordance with the recommendations of the board of directors.
      The board’s recommendations, together with the description of each proposal, are set forth in this proxy statement. In summary, the board recommends that you vote:

•	“FOR” the election of the nominee for Class I director (see page 6);

•	“FOR” the ratification of the appointment of Ernst & Young LLP as our independent auditors (see page 15).
What happens if additional matters are presented at the annual meeting?
      Other than the two proposals described in this proxy statement, we are not aware of any other business to be acted upon at the annual meeting. If you grant a proxy, the persons named as proxy holders on the enclosed proxy card will vote your shares on any additional matters properly presented for a vote at the meeting as recommended by the board or, if no recommendation is given, in their own discretion.

Who will tabulate and certify the vote?
      Representatives of Computershare Trust Company, N.A., our transfer agent, will tabulate the votes and act as Inspector of Elections.
ANNUAL REPORT
Will I receive a copy of Consolidated’s 2005 Annual Report to Stockholders?
      We have enclosed our 2005 annual report to stockholders for the fiscal year ended December 31, 2005 with this proxy statement. The annual report includes our audited financial statements, along with other financial information about us, which we urge you to read carefully.
How can I receive a copy of Consolidated’s Annual Report on Form 10-K?
      Our annual report on Form 10-K for the fiscal year ended December 31, 2005, as filed with the SEC, is included in the 2005 annual report to stockholders, which accompanies this proxy statement.
      You can also obtain, free of charge, a copy of our annual report on Form 10-K by:

•	accessing the investor relations section of our website at http://ir.consolidated.com and clicking on the “SEC Filings” link;

•	writing to: Consolidated Communications Holdings, Inc. — Investor Relations 121 South 17th Street Mattoon, Illinois 61938; or

•	telephoning us at: (217) 258-9522.
      You can also obtain a copy of our annual report on Form 10-K and other periodic filings that we make with the SEC from the SEC’s EDGAR database at http://www.sec.gov.

STOCK OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
      The following table sets forth certain information that has been provided to us with respect to the beneficial ownership of shares of our common stock for (i) each stockholder who is known by us to own beneficially more than 5.0% of the outstanding shares of our common stock, (ii) each of our directors, (iii) each of our executive officers named in the Summary Compensation Table on page 18 and (iv) all of our directors and executive officers as a group. Unless otherwise indicated, each stockholder shown on the table has sole voting and investment power with respect to all shares shown as beneficially owned by that stockholder. Unless otherwise indicated this information is current as of March 29, 2006, and the address of all individuals listed in the table is as follows: Consolidated Communications Holdings, Inc., 121 South 17th Street, Mattoon, Illinois 61938-3987.

	Aggregate Number	Percentage of
	of Shares	Shares
Name of Beneficial Owner	Beneficially Owned	Outstanding

Central Illinois Telephone, LLC(a)	5,632,606	18.9%
Providence Equity(b)	3,782,379	12.7%
Jennison Associates LLC(c)	2,332,700	7.8%
Prudential Financial, Inc.(c)	2,332,700	7.8%
FMR Corp.(d)	1,888,900	6.3%
Richard A. Lumpkin(a)	5,632,606	18.9%
Robert J. Currey(e)	371,938	1.2%
Steven J. Shirar(f)	117,940	*
Joseph R. Dively(g)	114,316	*
Steven L. Childers(h)	99,822	*
C. Robert Udell, Jr.(i)	70,692	*
Maribeth S. Rahe(j)	11,433	*
Jack W. Blumenstein(k)	4,000	*
Roger H. Moore(l)	4,000	*
All directors and executive officers as a group (10 persons)	6,489,136	21.8%

*	Less than 1.0% ownership.

(a)	The equity interests in Central Illinois Telephone, LLC (“Central Illinois Telephone”) are owned by SKL Investment Group, a Delaware limited liability company. SKL Investment Group is owned by Mr. Lumpkin and members of his family. In addition, Mr. Lumpkin is the sole manager of Central Illinois Telephone. As such, he has the sole investment and voting power with respect to the shares of common stock held by Central Illinois Telephone and, therefore may be deemed to have beneficial ownership of the shares owned by Central Illinois Telephone. He disclaims this beneficial ownership except to the extent of his pecuniary interest in those securities. The address of Central Illinois Telephone and Mr. Lumpkin is P.O. Box 1234, Mattoon, Illinois 61938

(b)	Consists of 3,770,219 shares of common stock held by Providence Equity Partners IV L.P. and 12,160 shares of common stock held by Providence Equity Operating Partners IV L.P. The address of Providence Equity Partners IV L.P. and Providence Equity Operating Partners IV L.P. is c/o Providence Equity Partners, Inc., 50 Kennedy Plaza, 18th Floor, Providence, Rhode Island 02903.

(c)	Beneficial and percentage ownership information is based on information contained in a Schedule 13G filed with the SEC on February 9, 2006 by Prudential Financial, Inc. and in a Schedule 13G filed with the SEC on February 14, 2006 by Jennison Associates LLC. The schedule contains the following information regarding beneficial ownership of the shares: Prudential Financial, Inc., as the parent holding company and the direct or indirect parent of Jennison Associates LLC, may be deemed the beneficial owner of securities beneficially owned by Jennison Associates LLC and may have direct or indirect voting and/or investment discretion over 2,332,700 shares that are held for its own benefit or for the benefit of its clients by its separate accounts, externally managed accounts, registered investment companies, subsidiaries and/or other affiliates. The address of Jennison Associates LLC is 466 Lexington Avenue, New York, New York 10017. The address of Prudential Financial, Inc. is 751 Broad Street, Newark, New Jersey 07102-3777.

(d)	Beneficial and percentage ownership information is based on information contained in a Schedule 13G filed with the SEC on February 14, 2006 by FMR Corp. on behalf of itself and affiliated persons and entities. The schedule contains the following information: Fidelity Management & Research Company (a wholly owned subsidiary of FMR Corp.) is the beneficial owner of the shares by virtue of acting as investment advisor to various investment companies. Edward C. Johnson III, FMR Corp. and the Fidelity Funds each has sole power to dispose of these shares. Neither Edward C. Johnson III nor FMR Corp. has the sole power to vote or direct the voting of the shares owned by the Fidelity Funds; such shares are voted by the Board of Trustees for the Fidelity Funds. The address of FMR Corp. is 82 Devonshire Street, Boston, Massachusetts 02109.

(e)	Consists of 299,466 shares of common stock initially awarded under our restricted share plan and 72,472 shares owned by Mr. Currey through an IRA trust.

(f)	Consists of 99,822 shares of common stock initially awarded under our restricted share plan and 18,118 shares owned by Mr. Shirar through a trust.

(g)	Includes 99,822 shares of common stock initially awarded under our restricted share plan and 14,494 shares owned by Mr. Dively.

(h)	Consists of shares initially awarded under our restricted share plan.

(i)	Includes 19,965 shares of common stock initially awarded under our restricted share plan and 30,000 shares initially awarded under our long-term incentive plan.

(j)	Includes 4,000 shares of common stock initially awarded under our long-term incentive plan.

(k)	Consists of shares of common stock initially awarded under our long-term incentive plan.

(l)	Consists of shares of common stock initially awarded under our long-term incentive plan.

PROPOSAL NO. 1 — ELECTION OF DIRECTOR
      Our amended and restated certificate of incorporation provides for the classification of our board of directors into three classes of directors, designated Class I, Class II and Class III, as nearly equal in size as is practicable, serving staggered three-year terms. One class of directors is elected each year to hold office for a three-year term or until successors of such directors are duly elected and qualified. The term of the current Class I director, Richard A. Lumpkin, expires upon the election and qualification of the Class I director to be elected at the annual meeting. The terms of Messrs. Blumenstein and Moore as Class II directors do not expire until the 2007 annual meeting, and the terms of Mr. Currey and Ms. Rahe as Class III directors do not expire until the 2008 annual meeting. The corporate governance committee has recommended, and the board also recommends, that the stockholders elect Richard A. Lumpkin, the nominee designated below as the Class I director, at this year’s annual meeting to serve for a term of three years expiring in 2009 or until his successor is duly elected and qualified. The nominee for election to the office of Class I director, and certain information with respect to his background and the backgrounds of non-nominee directors, are set forth below.
      It is the intention of the persons named in the accompanying proxy card, unless otherwise instructed, to vote to elect the nominee named herein as the Class I director. The nominee named herein presently serves as our chairman of the board of directors. In the event the nominee named herein is unable to serve as a director, discretionary authority is reserved to the board to vote for a substitute. The board has no reason to believe that the nominee named herein will be unable to serve if elected.

Nominee standing for election to the board

Name	Age	Current Position With Consolidated

Richard A. Lumpkin (Class I Director)	71	Chairman
Non-nominees continuing to serve in the office of director

Name	Age	Current Position With Consolidated

Robert J. Currey (Class III Director)	60	President, Chief Executive Officer and Director
Jack W. Blumenstein (Class II Director)	62	Director
Roger H. Moore (Class II Director)	64	Director
Maribeth S. Rahe (Class III Director)	57	Director
Business experience of nominee to the board
      Richard A. Lumpkin has served as our Chairman of the board since 2002. From 1997 to 2002, Mr. Lumpkin served as Vice Chairman of McLeodUSA, which acquired the predecessor of Consolidated Communications, Inc. (“CCI”) in 1997. From 1963 to 1997, Mr. Lumpkin served in various positions at the predecessor of CCI and Illinois Consolidated Telephone Company (“ICTC”), including Chairman, Chief Executive Officer, President and Treasurer. Mr. Lumpkin is currently a director of Ameren Corp., a public utility holding company, First Mid-Illinois Bancshares, Inc., or First Mid-Illinois, a financial services holding company, and Agracel, Inc., a real estate investment company, and serves on the advisory board of Eastern Illinois University and as a trustee of The Lumpkin Family Foundation. Mr. Lumpkin is also a former director, former President and former Treasurer of the United States Telecom Association and a former president of the Illinois Telecommunications Association. Mr. Lumpkin has also served on the University Council Committee on Information Technology for Yale University.
Business experience of continuing directors
      Robert J. Currey serves as our President, Chief Executive Officer and a director. Mr. Currey has served as our director since 2002 and as President and Chief Executive Officer of CCI since 2002. From 2000 to 2002, Mr. Currey served as Vice Chairman of RCN Corporation, a competitive telephone company providing telephony, cable and Internet services in high-density markets nationwide. From 1998 to 2000, Mr. Currey served as President and Chief Executive Officer of 21st Century Telecom Group. From 1997 to 1998, Mr. Currey served as Director and Group President of Telecommunications Services of McLeodUSA, which acquired the predecessor of CCI in 1997. Mr. Currey joined the predecessor of CCI in 1990 and served as President through its acquisition in 1997. Mr. Currey is also a director of Management Network Group, Inc., the United States Telecom Association and the Illinois Business RoundTable and is also a former director of Telution Inc.
      Jack W. Blumenstein has served as our director since our initial public offering in July 2005. Mr. Blumenstein is Chairman and Chief Executive Officer of AirCell, Inc., a provider of airborne cellular and satellite telecommunications systems and services. He has been the co-President of Blumenstein/ Thorne Information Partners, LLC since October 1996, and is a co-founder of that private equity investment firm. Blumenstein/ Thorne focuses on capital transactions in the telecommunications and information industry. From October 1992 to September 1996, Mr. Blumenstein held various positions with The Chicago Corporation (now ABN AMRO, Inc.), serving most recently as Executive Vice President, Debt Capital Markets Group and a member of the Board of Directors. Mr. Blumenstein was President and Chief Executive Officer of ARDIS Company, a joint venture of Motorola and IBM, and has held various senior management positions in product development and sales and marketing for Rolm Corporation and IBM. Mr. Blumenstein also presently serves on the boards of eCollege.com, AirCell, Inc., and ShopperTrak, Inc.
      Roger H. Moore has served as our director since our initial public offering in July 2005. Mr. Moore was President and Chief Executive Officer of Illuminet Holdings, Inc., a provider of network, database and billing services to the communications industry, since October 1998, a member of its board of directors since July 1998, and was its President and Chief Executive Officer from January 1996 to August 1998. In December of 2001, Illuminet was acquired by VeriSign, Inc. and Mr. Moore retired at that time. From September 1998 to October 1998, he served as President, Chief Executive Officer and a member of the board of directors of VINA Technologies, Inc., a telecommunications equipment company. Mr. Moore also presently serves as a director of Arbinet-thexchange, Inc., Tut Systems, Inc., VeriSign, Inc. and Western Digital Corporation.
      Maribeth S. Rahe has served as our director since our initial public offering in July 2005. Ms. Rahe has served as President and Chief Executive Officer of Fort Washington Investment Advisors, Inc. since November 2003. From January 2001 to October 2002, Ms. Rahe was President and a member of the board of directors of U.S. Trust Company of New York and, from June 1997 to January 2001, was its Vice Chairman and a member of the board of directors.
Board recommendation and stockholder vote required
      The board of directors recommends a vote “FOR” the election of the nominee named above (Proposal No. 1 on the accompanying proxy card).
      The affirmative vote of a plurality of the votes cast at the meeting at which a quorum is present is required for the election of the nominee.
CORPORATE GOVERNANCE AND BOARD COMMITTEES
Are a majority of the directors independent?
      Yes. The corporate governance committee undertook its annual review of director independence and reviewed its findings with the board of directors. During this review, the board of directors considered relationships and transactions between each director or any member of his or her immediate family and Consolidated and its subsidiaries and affiliates, including those reported under “Related Party Transactions” below. The board of directors also examined relationships and transactions between directors or their affiliates and members of our senior management. The purpose of this review was to determine whether any such transactions or relationships compromised a director’s independence.
      As a result of this review, our board of directors affirmatively determined that Messrs. Blumenstein and Moore and Ms. Rahe are independent for purposes of both Rule 4200(a)(15) of The NASDAQ Stock Market, Inc.’s (“NASDAQ”) Marketplace Rules and Rule 10A-3(b)(1) of the Exchange Act.
How are directors compensated?
      We pay our non-employee directors an annual cash retainer of $12,500. Board members also are paid $1,000 for each board meeting attended in person, $500 for each board committee meeting attended in person. Meeting fees are halved for each board or board committee meeting attended by means of telephone conference call. We reimburse all non-employee directors for reasonable expenses incurred to attend board or board committee meetings.
      In addition, the chairperson of the audit committee receives an additional annual cash retainer of $15,000, and the chairperson of the compensation committee and the corporate governance committee each receive an additional annual retainer of $5,000.
      Each non-employee director is eligible to receive grants of stock options, stock grants and stock unit grants, stock appreciation rights and cash bonuses pursuant to one or more cash incentive programs that may be adopted under our 2005 long-term incentive plan, subject to certain limitations on the number and amount of such grants contained in the plan. No grants were made to our non-employee directors under this plan during 2005.
      Directors who also serve as executive officers receive compensation solely for acting in such capacity as an executive officer; no additional fees are paid to them for their service to the board.
How often did the board meet during 2005?
      The board met twice during the period beginning with the consummation of our initial public offering on July 27, 2005 through the end of 2005. Each director attended all of the meetings of the board. During 2005, the non-employee directors also met twice in executive session.
What is the policy regarding director attendance at annual meetings?
      Absent special circumstances, each director is expected to attend the annual meeting of stockholders.
What committees has the board established?
      The board has standing audit, corporate governance and compensation committees. As of December 31, 2005, the membership of the standing committees was as follows:

	Audit	Governance	Compensation
Name	Committee	Committee	Committee

Jack W. Blumenstein	Chairperson		*
Roger H. Moore	*	*	Chairperson
Maribeth S. Rahe	*	Chairperson
Richard A. Lumpkin		*	*

*	indicates member
      Audit Committee. The audit committee consists of Messrs. Blumenstein and Moore and Ms. Rahe. The board has determined that all members of the audit committee are independent for purposes of Rule 4200(a)(15) of NASDAQ’s Marketplace Rules and Rule 10A-3(b)(1) of the Exchange Act. Each of the audit committee members is financially literate as determined by our board in its business judgment. The board has also determined that in addition to being independent, each of Mr. Blumenstein, Mr. Moore and Ms. Rahe is an “audit committee financial expert” as such term is defined under the applicable SEC rules.
      The audit committee was established in connection with our initial public offering in July 2005, and met three times during 2005. The board has adopted an audit committee charter, which is attached as Appendix A hereto and may also be found by accessing the investor relations section of our website at http://ir.www.consolidated.com and clicking on the “Corporate Governance” link.
      The principal duties and responsibilities of the audit committee are to assist the board in its oversight of:

•	the integrity of our financial statements and reporting process;

•	our compliance with legal and regulatory matters;

•	the independent auditor’s qualifications and independence; and

•	the performance of our independent auditors.
      Our audit committee is also responsible for the following:

•	conducting an annual performance evaluation of the audit committee;

•	compensating, retaining, and overseeing the work of our independent auditors;

•	establishing procedures for (a) receipt and treatment of complaints on accounting and other related matters and (b) submission of confidential employee concerns regarding questionable accounting or auditing matters;

•	approving all related party transactions required to be disclosed in our proxy statement pursuant; and

•	preparing reports to be included in our public filings with the SEC.
      The audit committee has the power to investigate any matter brought to its attention within the scope of its duties. It also has the authority to retain counsel and advisors to fulfill its responsibilities and duties. See the “Report of the Audit Committee of the Board of Directors” on page 13.
      Corporate Governance Committee. The corporate governance committee consists of Messrs. Lumpkin and Moore and Ms. Rahe, who serves as the Chairperson. The board has determined that each of Ms. Rahe and Mr. Moore are independent for purposes of Rule 4200(a) (15) of NASDAQ’s Marketplace Rules. As required by applicable NASDAQ rules, we intend for the corporate governance committee to be fully independent within one year of our initial public offering. The corporate governance committee was established in connection with our initial public offering in July 2005 and did not meet between July 27, 2005 and December 31, 2005. The board has adopted a corporate governance committee charter, a copy of which may be found by accessing the investor relations section of our website at http://ir.www.consolidated.com and clicking on the “Corporate Governance” link.
      The principal duties and responsibilities of the corporate governance committee are as follows:

•	to identify individuals qualified to become directors and to select, or recommend that the board select director nominees;

•	to develop and recommend to the board the content of our corporate governance principles, a copy of which may be found by accessing the investor relations section of our website at http://ir.www.consolidated.com and clicking on the “Corporate Governance” link; and.

•	to oversee the evaluation of our board and management team.
      In evaluating candidates for directorships, our board, with the assistance of the corporate governance committee, will take into account a variety of factors it considers appropriate, which may include strength of character and leadership skills; general business acumen and experience; broad knowledge of the telecommunications industry; knowledge of strategy, finance, internal business and relations between telecommunications companies and government; age; number of other board seats; and willingness to commit the necessary time to ensure an active board whose members work well together and possess the collective knowledge and expertise required by the board. We have not previously paid a fee to any third party in consideration for assistance in identifying potential nominees for the board.
      Compensation Committee. The compensation committee consists of Messrs. Blumenstein, Lumpkin, and Moore, who serves as its Chairperson. The board has determined that each of Mr. Blumenstein and Mr. Moore are independent for purposes of Rule 4200(a)(15) of NASDAQ’s Marketplace Rules. As required by applicable NASDAQ rules, we intend for the compensation committee to be fully independent within one year of our initial public offering. The compensation committee was established in connection with our initial public offering in July 2005 and did not meet between July 27, 2005 and December 31, 2005. The board has adopted a compensation committee charter, a copy of which may also be found by accessing the investor relations section of our website at http://ir.www.consolidated.com and clicking on the “Corporate Governance” link.
      The principal duties and responsibilities of the compensation committee are as follows:

•	to review and approve goals and objectives relating to the compensation of our Chief Executive Officer and, based upon a performance evaluation, to determine and approve the compensation of the Chief Executive Officer;

•	to make recommendations to our board of directors on the compensation of other executive officers and on incentive compensation and equity-based plans; and

•	to prepare reports on executive compensation to be included in our public filings with the SEC.
Stockholder Recommendations for Director Nominations
      As noted above, the corporate governance committee considers and establishes procedures regarding recommendations for nomination to the board, including nominations submitted by stockholders. Recommendations of stockholders should be timely sent to us, either in person or by certified mail, to the attention of the Secretary. Any recommendations submitted to the Secretary should be in writing and should include whatever supporting material the stockholder considers appropriate in support of that recommendation, but must include the information that would be required to be disclosed under the SEC’s rules in a proxy statement soliciting proxies for the election of such candidate and a signed consent of the candidate to serve as our director if elected. The corporate governance committee will evaluate all potential candidates in the same manner, regardless of the source of the recommendation. Based on the information provided to the corporate governance committee, it will make an initial determination whether to conduct a full evaluation of a candidate. As part of the full evaluation process, the corporate governance committee may conduct interviews, obtain additional background information and conduct reference checks of the candidate, among other things. The corporate governance committee may also ask the candidate to meet with management and other members of the board.
Communications with Directors
      Stockholders interested in communicating directly with the board or the independent directors may do so by writing to the Secretary, Consolidated Communications Holdings, Inc., 121 South 17th Street, Mattoon, Illinois 61938-3987. The Secretary will review all such correspondence and forward to the board or the independent directors a summary of that correspondence and copies of any correspondence that, in his opinion, deals with functions of the board or that he otherwise determines requires their attention. Any director or any independent director may at any time review a log of all correspondence received by the Company that is addressed to members of the board or independent directors and request copies of such correspondence. Any concerns relating to accounting, internal controls or auditing matters will be brought to the attention of the audit committee and handled in accordance with the procedures established by our audit committee with respect to such matters.
Code of Business Conduct and Ethics
      The board has adopted a Code of Business Conduct and Ethics (the “Code”), a copy of which may be found by accessing the investor relations section of our website at http://ir.www.consolidated.com and clicking on the “Corporate Governance” link. Under the Code, we insist on honest and ethical conduct by all of our directors, officers, employees and other representatives, including the following:

•	Our directors, officers and employees are required to deal honestly and fairly with our customers, collaborators, competitors and other third parties.

•	Our directors, officers and employees should not be involved in any activity that creates or gives the appearance of a conflict of interest between their personal interests and the interests of Consolidated.

•	Our directors, officers and employees should not disclose any of our confidential information or the confidential information of our suppliers, customers or other business partners.

      We are also committed to providing our stockholders and investors with full, fair, accurate, timely and understandable disclosure in the documents that we file with the SEC. Further, we will comply with all laws, rules and regulations that are applicable to our activities and expect all of our directors, officers and employers to obey the law.
      Our board of directors and audit committee have established the standards of business conduct contained in this Code and oversee compliance with this Code. Training on this Code will be included in the orientation of new employees and has been provided to existing directors, officers and employees.
      If it is determined that one of our directors, officers or employees has violated the Code, we will take appropriate action including, but not limited to, disciplinary action, up to and including termination of employment. If it is determined that a non-employee (including any contractor, subcontractor or other agent) has violated the Code, we will take appropriate corrective action, which could include severing the contractor, subcontractor or agency relationship.

REPORT OF THE AUDIT COMMITTEE TO THE BOARD OF DIRECTORS*
      The Audit Committee is made up solely of independent directors, as defined in the applicable NASDAQ and SEC rules, and it operates under a written charter, dated July 2005, which is attached as Appendix A to this proxy statement and also is available by accessing the investor relations section of our website at http://ir.consolidated.com. The charter of the Audit Committee specifies that the purpose of the Audit Committee is to assist the Board in fulfilling its oversight responsibility of:

•	the quality and integrity of the corporation’s financial statements;

•	the corporations’ compliance with legal and regulatory requirements;

•	the independent auditors’ qualifications and independence; and

•	the performance of the corporation’s independent auditors.
      In carrying out these responsibilities, the Audit Committee, among other things, supervises the relationship between the Company and its independent auditor, including making decisions with respect to its appointment or removal, reviewing the scope of its audit services, pre-approving audit engagement fees and non-audit services and evaluating its independence. The Audit Committee oversees and evaluates the adequacy and effectiveness of the Company’s systems of internal and disclosure controls and internal audit function. The Audit Committee has the authority to investigate any matter brought to its attention and may engage outside counsel for such purpose.
      The Company’s management is responsible, among other things, for preparing the financial statements and for the overall financial reporting process, including the Company’s system of internal controls. The independent auditor’s responsibilities include auditing the financial statements and expressing an opinion on the conformity of the audited financial statements with U.S. generally accepted accounting principles.
      The Audit Committee met three (3) times during fiscal year 2005. The Audit Committee schedules its meetings with a view to ensuring that it devotes appropriate attention to all of its tasks. The Audit Committee’s meetings include executive sessions with the Company’s independent auditor and at least quarterly without the presence of the Company’s management and at other times as necessary.
      As part of its oversight of the Company’s financial statements, the Audit Committee reviewed and discussed with management and Ernst & Young LLP, the Company’s independent auditor, the audited financial statements of the Company for the fiscal year ended December 31, 2005. The Audit Committee discussed with Ernst & Young LLP, who is responsible for expressing an opinion on the conformity of the audited financial statements with accounting principles generally accepted in the United States, such matters as are required to be discussed by Statement on Auditing Standards No. 61, as amended (Communication with Audit Committees), relating to the conduct of the audit. The Audit Committee also has discussed with Ernst & Young LLP, the auditor’s independence from the Company and its management, including the matters in the written disclosures the Audit Committee received from the independent auditor as required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees), and considered the compatibility of non-audit services with the auditor’s independence.

      * The information in this report is not “soliciting material,” is not deemed filed with the SEC and is not to be incorporated by reference in any of our filings under the Securities Act of 1933, as amended, or the Exchange Act, whether made before or after the date hereof and irrespective of any general incorporation language in any such filings.

      Based on its review and discussions referred to above, the Audit Committee has recommended to the Board of Directors that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2005, for filing with Securities and Exchange Commission. The Audit Committee has also selected Ernst & Young LLP as the Company’s independent auditors for 2006.

MEMBERS OF THE AUDIT COMMITTEE

Jack W. Blumenstein
Maribeth S. Rahe
Roger H. Moore

PRINCIPAL INDEPENDENT ACCOUNTANT FEES AND SERVICES
Pre-approval Policy
      In accordance with the requirements of the Sarbanes-Oxley Act of 2002 and the Audit Committee Charter, all audit and audit-related work and all non-audit work performed by the independent accountants, Ernst & Young LLP, must be submitted to the Audit Committee for specific approval in advance by the Audit Committee, including the proposed fees for such work. The Audit Committee has not delegated any of its responsibilities under the Sarbanes-Oxley Act to management.
Audit Fees
      The aggregate fees billed for professional services rendered by Ernst & Young LLP for the audit of our consolidated financial statements for fiscal 2005 and 2004 totaled approximately $2.0 million and $0.7 million, respectively. Audit fees for fiscal 2005 also included fees billed for professional services rendered with respect to engagements, consents, comfort letters and assistance with the review of our filings with the SEC in connection with our initial public offering and SEC registered exchange offer of our 9 3/4 % senior notes due 2012.
Audit-related Fees
      There were no additional audit-related services rendered by Ernst & Young during fiscal 2005. The aggregate fees billed for audit-related services rendered by Ernst & Young LLP during fiscal 2004, which consisted principally of due diligence services rendered in connection with our acquisition of our Texas Operations, totaled approximately $0.3 million.
Tax Fees
      The aggregate fees billed for professional services rendered by Ernst & Young LLP during fiscal 2005 and 2004 for tax compliance, tax advice and tax planning in connection with our tax returns totaled approximately, $0.6 million and $0.2 million, respectively.
All Other Fees
      None.
PROPOSAL NO. 2 — RATIFICATION OF SELECTION OF INDEPENDENT AUDITORS
      The audit committee of the board of directors has appointed Ernst & Young LLP as our independent auditors for the year ending December 31, 2006. Our stockholders are being asked to ratify this appointment at the annual meeting. Ernst & Young LLP has served as our auditors since December 31, 2002, when our predecessor, Homebase Acquisition, LLC (“Homebase”), acquired our Illinois operations from McLeodUSA.
Board recommendation and stockholder vote required
      The board of directors recommends a vote “FOR” the ratification of the appointment of Ernst & Young LLP as our independent auditors for the year ending December 31, 2006 (Proposal No. 2 on the proxy card.)
      The affirmative vote of the holders of a majority of the votes represented at the annual meeting in person or by proxy will be required for approval. Representatives of Ernst & Young LLP, expected to be present at the 2006 annual meeting, will have the opportunity to make a statement at the meeting if they desire to do so and are expected to be available to respond to appropriate questions.
      If the appointment is not ratified, the audit committee will consider the selection of another accounting firm.

BUSINESS EXPERIENCE OF EXECUTIVE OFFICERS
      The following is a description of the background of our executive officers who are not directors:
      Steven L. Childers serves as our Chief Financial Officer. Mr. Childers has served in this position since April 2004. From April 2003 to April 2004, Mr. Childers served as a Vice President of Finance, and from January 2003 to April 2003, Mr. Childers served as the Director of Corporate Development. From 1997 to 2002, Mr. Childers served in various capacities at McLeodUSA, including as Vice President of Customer Service and, most recently, as a member of its Business Process Teams, leading an effort to implement new revenue assurance processes and controls. Mr. Childers joined the predecessor of CCI in 1986 and served in various capacities through its acquisition in 1997, including as President of its then existing Market Response division and in various finance and executive roles. Mr. Childers is a member of the board of directors and serves as President of the Eastern Illinois University Foundation.
      Joseph R. Dively serves as our Senior Vice President and President of Illinois Telephone Operations. Mr. Dively has served in this position since 2002. From 1999 to 2002, Mr. Dively served as Vice President and General Manager of ICTC. In 2001, Mr. Dively also assumed responsibility for the then existing non-regulated subsidiaries of the predecessor of CCI, including Operator Services, Public Services and Market Response. From 1997 to 1999, Mr. Dively served as Senior Vice President of Sales of McLeodUSA. Mr. Dively joined the predecessor of CCI in 1991 and served in various capacities through its acquisition in 1997, including Vice President and General Manager of Consolidated Market Response and Vice President of Sales and Marketing of Consolidated Communications. Mr. Dively is currently a director of First Mid-Illinois Bancshares, Inc. Mr. Dively currently serves as the Chairman of Sarah Bush Lincoln Health System, and is on the board of the Illinois State Chamber of Commerce. He is also past president of the Charleston Area Chamber of Commerce and Eastern Illinois University’s Alumni Association. He previously chaired Eastern Illinois University’s Business School Advisory Board and served on the board of the United States Telecom Association.
      Steven J. Shirar serves as our Senior Vice President, President of Enterprise Operations and Secretary. Mr. Shirar has also served as our Secretary since February 2006 and has served as Senior Vice President and President of Enterprise Operations since 2003. From 1997 to 2002, Mr. Shirar served in various capacities at McLeodUSA, progressing from Chief Marketing Officer to Chief Sales and Marketing Officer. From 1996 to 1997, Mr. Shirar served as President of the predecessor of CCI’s then existing software development subsidiary, Consolidated Communications Systems and Services, Inc.
      C. Robert Udell, Jr. serves as our Senior Vice President and President of Texas Telephone Operations. From 1999 to 2004, Mr. Udell served in various capacities at the predecessor of our Texas operations, including Executive Vice President and Chief Operating Officer. He is also Chairman of East Texas Fiber Line Incorporated. Prior to joining the predecessor of our Texas operations in March 1999, Mr. Udell was employed by the predecessor of CCI from 1993 to 1999 in a variety of senior roles including Senior Vice President, Network Operations, and Engineering. Mr. Udell is a member of the United States Telecom Association, the Independent Telephone & Telecommunications Alliance, and the Texas Telephone Association. He also serves on nonprofit, community organizations including the Board of Governors for the Katy Economic Development Council, Board of Directors with the South Montgomery County/ Woodlands Economic Development Partnership, Board of Directors for the Texas New Community Alliance, and Board of Directors for The Woodlands Advisory Council for Memorial Hermann Hospital.
      Christopher A. Young serves as our Chief Information Officer. Mr. Young has served in this position since 2003. From 2000 to 2003, Mr. Young served as Chief Information Officer of NewSouth Communications, Inc., a broadband communications provider. From 1998 to 2000, Mr. Young served as Chief Information Officer for 21st Century Telecom Group.
      Each of Messrs. Lumpkin, Shirar, Dively and Childers were employed by McLeodUSA during 2002. In January 2002, in order to complete a recapitalization, McLeodUSA filed a pre-negotiated plan of reorganization through a Chapter 11 bankruptcy petition in the United States Bankruptcy Court for the District of Delaware. In April 2002, McLeodUSA’s plan of reorganization became effective and McLeodUSA emerged from Chapter 11 protection. Messrs. Lumpkin and Shirar resigned from McLeodUSA in April 2002 and June 2002, respectively. In addition, Mr. Currey was employed by RCN Corporation from 2000 to 2002. In May 2004, RCN filed a plan of reorganization through a Chapter 11 bankruptcy petition on a voluntary basis.
SUMMARY COMPENSATION TABLE
      The following table lists information regarding the compensation of our Chairman, Chief Executive Officer and the four next most highly compensated executive officers, to whom we refer to, collectively, as the named executive officers.

	Annual Compensation						Long-Term
							Compensation
	Fiscal				Other Annual		Restricted	All Other
Name(1)	Year	Salary		Bonus	Compensation		Stock Awards(9)	Compensation(10)

Richard A. Lumpkin	2005	$1,105,616	(2)	—	$5,346		—	$10,434
Chairman of the	2004	$1,528,205	(2)	—	$653,019	(3)	—	$5,538
Board and Director	2003	$816,205	(2)	—	$21,945	(4)	—	$2,077
Robert J. Currey	2005	$345,192		$420,000	$200,00	(5)	—	$12,602
	2004	$301,923		$400,000	—		—	$8,931
	2003	$263,846		$300,000	$13,847	(6)	—	$3,077
C. Robert Udell, Jr.	2005	$208,077		$105,000	$981		$389,700	$10,584
Senior Vice President	2004	$143,991		$369,721	$730,708	(7)	—	$2,776
and President of
Texas Telephone Operations
Steven J. Shirar	2005	$208,077		$105,000	$20,992		—	$10,615
Senior Vice President,	2004	$193,846		$100,000	$8,123	(6)	—	$5,873
President of	2003	$178,615		$90,000	$5,135	(6)	—	$2,769
Enterprise Operations and Secretary
Joseph R. Dively	2005	$196,154		$100,000	$6,965		—	$9,617
Senior Vice President	2004	$170,769		$115,000	$6,141	(6)	—	$6,828
and President of	2003	$148,846		$70,000	$1,979	(6)	—	$2,423
Illinois Telephone Operations
Steven L. Childers	2005	$190,192		$97,500	$100,000	(5)	—	$12,610
Chief Financial	2004	$157,692		$125,000	$834	(6)	—	$6,250
Officer	2003	$106,692		$65,000	$86,978	(8)	—	$1,246

(1)	Each of the named executive officers served in their positions throughout fiscal years 2003, 2004 and 2005, other than Mr. Udell, who was hired on April 14, 2004.

(2)	Includes professional services fees of $955,616, $1,378,205 and $666,667 in 2005, 2004 and 2003, respectively, paid to Mr. Lumpkin. See “Certain Relationships and Related Transactions — Professional Services Fee Agreements.” Pursuant to a side letter agreement with some of the other investors in Central Illinois Telephone including affiliates of Mr. Lumpkin and members of his family, whereby Mr. Lumpkin shares a portion of this professional services fee, Mr. Lumpkin retained only $665,024, $967,547 and $492,468 of the professional services fee in 2005, 2004 and 2003, respectively. In addition, the remaining $150,000, $150,000 and $149,538 in the table above represents amounts paid to Mr. Lumpkin for his services to us in 2005, 2004 and 2003, respectively.

(3)	Includes a lump sum payment of $649,617 by ICTC to Mr. Lumpkin to terminate the Supplemental Executive Retirement Plan for Mr. Lumpkin. The amount in the table above also includes $3,402 for the reimbursement of taxes.

(4)	Includes $21,050 we paid to purchase Mr. Lumpkin’s personal automobile, $542 attributable to Mr. Lumpkin’s personal use of the automobile in 2003 and $353 for the reimbursement of taxes.

(5)	Represents a cash payment made to each of Messrs. Currey and Childers to compensate them for the additional work they performed in connection with our initial public offering.

(6)	All amounts represent reimbursement of taxes.

(7)	Includes $33,883 of relocation expense, $1,000 of car allowance, and $695,825 of one-time severance and related payments due on completion of the acquisition of our Texas Operations transaction closing pursuant to buying out Mr. Udell’s pre-existing employment agreement

(8)	Includes a relocation allowance of $86,978. Of the relocation allowance $25,781 represents reimbursement of taxes.

(9)	The value of the restricted shares of our common stock held by each of the named executive officers as of December 31, 2005 was as follows:

	Restricted	Value as of
Named Officer	Shares Held	December 31, 2005

Robert J. Currey	299,466	$3,890,063
Steven J. Shirar	99,822	$1,296,688
Joseph R. Dively	99,822	$1,296,688
Steven L. Childers	99,822	$1,296,688
C. Robert Udell, Jr.	49,965	$649,045

With respect to all of the restricted shares in the table above, except the restricted shares granted to Mr. Udell, 25.0% of these shares vested on December 31, 2004 and 25% vested on the day prior to the completion of our initial public offering on July 27, 2005. An additional 16.7% vested on December 31, 2005 and the remaining 33.3% will vest in two equal installments on December 31, 2006 and 2007. With respect to Mr. Udell’s restricted shares, 19,965 were granted under our restricted share plan. Of these shares, 50% have vested and the remaining 50% will vest in equal installments on December 31, 2006 and 2007. In addition, on October 13, 2005, 30,000 restricted shares were granted to Mr. Udell under our long-term incentive plan. 25% of these shares will vest on each anniversary of the date of grant. Holders of our restricted common stock are entitled to receive dividends and other distributions if any, as and when declared by the board of directors.

(10)	Amounts listed consist of 401(k) matching contributions. We also provide the named executive officers with certain group life, health, medical and other non-cash benefits generally available to all salaried employees and excluded from this column pursuant to SEC rules.
EQUITY COMPENSATION PLAN INFORMATION
Equity Compensation Plans Approved by Stockholders
      Immediately prior to the closing of our initial public offering in July 2005, our stockholders approved our long-term incentive plan to be effective upon completion of our initial public offering. The plan provides for grants of stock options, stock grants and stock unit grants, stock appreciation rights and the adoption of one or more cash incentive programs. Our non-employee directors and certain employees are eligible for grants under the plan. The purpose of the plan is to provide these individuals with incentives to maximize stockholder return, otherwise contribute to our success and enable us to attract, retain and reward the best available individuals for positions of responsibility. Our compensation committee administers the plan and determines if and when awards should be granted. Our board also has the authority to administer the plan. The terms and conditions of each award made under the plan, including any vesting or forfeiture conditions, are set forth in the certificate evidencing the grant.
Equity Plans Not Approved by Stockholders
      In August 2003, the board of managers of our predecessor company adopted a restricted share plan to which we succeeded upon completion of our initial public offering in July 2005. The restricted share plan authorized the board of directors to grant to members of management, as incentive compensation, awards of restricted shares of common stock or securities convertible into shares of common stock. In connection with our initial public offering, the restricted share plan was amended to eliminate our board’s ability to make any future awards of restricted common stock under the plan.
      The following table sets forth information regarding our equity compensation plans as of December 31, 2005:

Number of Securities
	Number of Securities to		Remaining Available
	be Issued Upon	Weighted-Average	for Future Issuance
	Exercise of Outstanding	Exercise Price of	Under Equity
Plan Category	Options	Outstanding Options	Compensation Plans

Equity compensation plans approved by security holders	—	$—	662,500
Equity compensation plans not approved by security holder	—	—	—

Total	—	$—	662,500

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION
      The compensation levels of our executive officers for 2005 were established prior to the completion of our initial public offering by the board of managers of our predecessor company. Mr. Currey, our President and Chief Executive Officer, and Mr. Lumpkin, our Chairman, participated in those deliberations.
      The compensation levels of our executive officers are currently established by our board of directors upon the recommendation of the compensation committee.
      Mr. Moore and Mr. Blumenstein served on the compensation committee during the year ended December 31, 2005. Neither has ever been an officer or employee of Consolidated or any of its subsidiaries. During the year ended December 31, 2005, no executive officer of Consolidated served on the compensation committee or board of directors of any other entity which had any executive officer who also served on the compensation committee or board of Consolidated.
      Our Chairman, Mr. Lumpkin, currently serves on the compensation committee; however, as required by applicable NASDAQ rules, we intend for the compensation committee to be fully independent within one year of the completion of our initial public offering.

REPORT OF THE COMPENSATION COMMITTEE*
      The compensation committee of the board of directors was established in connection with the Company’s initial public offering in July, 2005. During the time period covered by this report, the committee consisted of Mr. Roger Moore (its chair), Mr. Jack Blumenstein and Mr. Richard Lumpkin.
      The board of directors has determined that each of Mr. Blumenstein and Mr. Moore are independent for purposes of Rule 4200(a)(15) of NASDAQ’s Marketplace Rules. As required by applicable NASDAQ rules, we intend for the compensation committee to be fully independent within one year of the completion of our initial public offering.
      The compensation committee determines all compensation paid or awarded to Consolidated’s executive officers. The committee believes Consolidated must retain, fairly compensate, and financially motivate talented, aggressive, results-oriented managers capable of leading key areas of its business. The goal of the compensation committee is to balance these requirements with the need to make judicious use of the Company’s resources by attracting and retaining the most effective and efficient executive team possible.
      There are three elements of the compensation plan for the Consolidated’s executive team:

•	An annual base salary;

•	Cash bonuses directly linked to achievement of the Company’s annual financial and operational performance goals; and

•	Long term, equity-based incentives.
      In evaluating the mix of these compensation components, as well as the short-term and long-term value of the executive compensation plans, the compensation committee considers both the performance and skills of each executive, as well as the compensation paid to those in similar organizations with similar responsibilities.
      The previous board of managers established the 2005 pay plans for the executive team based on these parameters; and also gathered and analyzed publicly-available data from other similar companies as well as published reports and industry-specific data from Mercer Consulting. The compensation committee has applied this knowledge in establishing the 2006 performance goals, the 2006 salaries, and the 2006 bonus targets for the executive team. The compensation committee may in the future make use of independent consulting resources to verify that the company’s compensation plans and policies stay aligned with its overall goals.

MEMBERS OF THE COMPENSATION COMMITTEE

Roger H. Moore
Jack W. Blumenstein
Richard A. Lumpkin

      * The information in this report is not “soliciting material,” is not deemed filed with the SEC and is not to be incorporated by reference in any of our filings under the Securities Act of 1933, as amended, or the Exchange Act, whether made before or after the date hereof and irrespective of any general incorporation language in any such filings.

STOCKHOLDER RETURNS PERFORMANCE*
      Set forth below is a line graph comparing the change in the cumulative total return on our common stock with the cumulative total return of S&P 500 Index, the Dow Jones US Fixed Line Telecommunications Index and a selected peer group for the period from July 22, 2005 (the first day of trading of our common stock on NASDAQ) to December 31, 2005, assuming the investment of $100 on July 21, 2005 and the reinvestment of dividends. This graph reflects actual changes in our common stock during a prior period and is not necessarily indicative of future performance. For the peer company comparison, we selected Iowa Telecommunications Services, Inc. (IWA), Valor Communications Group, Inc. (VCG), and Fairpoint Communications, Inc. (FRPT).
COMPARISON OF CUMULATIVE TOTAL RETURN*
AMONG CONSOLIDATED COMMUNICATIONS HOLDINGS,
THE S & P 500 INDEX,THE DOW JONES US FIXED-LINE
TELECOMMUNICATIONS INDEX AND A PEER GROUP

	Cumulative Total Return

	7/22/05	7/05	8/05	9/05	10/05	11/05	12/05

Consolidated Communications Holdings	100.00	106.02	100.07	98.62	99.14	97.42	97.12

S & P 500	100.00	103.72	102.77	103.61	101.88	105.73	105.77

Dow Jones Us Fixed-Line Telecommunications	100.00	100.00	97.18	96.83	96.23	99.88	97.52

Peer Group	100.00	102.33	100.34	97.14	92.88	88.90	84.82

*	$100 invested on 7/22/05 in stock or index-including reinvestment of dividends.
Fiscal year ending December 31.

      * The information in this graph and table is not “soliciting material,” is not deemed filed with the SEC and is not to be incorporated by reference in any of our filings under the Securities Act of 1933, as amended, or the Exchange Act, whether made before or after the date hereof and irrespective of any general incorporation language in any such filings.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS
Reorganization Agreement
      Central Illinois Telephone, Providence Equity Partners IV L.P. and its affiliates (“Providence Equity”) and Spectrum Equity Investors IV, L.P. and its affiliates (“Spectrum Equity”) and members of management who owned shares of our common stock prior to our initial public offering entered into a reorganization agreement, effective immediately prior to the completion of our initial public offering on July 27, 2005, which set forth the terms of the reorganization and the certain other rights and obligations of our financial sponsors and members of management who owned common stock at that time in connection with our initial public offering. The reorganization agreement provided first for the merger of Consolidated Communications Texas Holdings, Inc. with and into Consolidated and then for the merger of Homebase with and into Consolidated, in each case, with Consolidated being the entity surviving the merger. Prior to the reorganization, Consolidated was a wholly owned subsidiary of Homebase. In connection with the reorganization, we amended and restated our certificate of incorporation to, among other things, change our name from Consolidated Communications Illinois Holdings, Inc. to Consolidated Communications Holdings, Inc.
      In connection with the merger of Homebase with and into Consolidated:

•	Central Illinois Telephone received from Homebase an aggregate of 7,564,758 shares of common stock;

•	Spectrum Equity received from Homebase an aggregate of 7,564,760 shares of common stock;

•	Providence Equity received from Homebase an aggregate of 7,564,759 shares of common stock; and

•	our management stockholders received from Homebase an aggregate of 993,233 shares of common stock.
      The number of shares of common stock received by each of Central Illinois Telephone, Providence Equity, Spectrum Equity and our management in the reorganization was determined based on the relative value of the Homebase preferred and common shares assuming a liquidation of Homebase as part of the reorganization. The aggregate equity value of Homebase was assumed to be equal to our aggregate equity value immediately prior to our initial public offering after giving effect to the reorganization and was based upon an initial public offering price of $13.00 per share. In the reorganization, each preferred share in Homebase was exchanged for a number of shares of our common stock with a value at the initial public offering price that equaled the liquidation preference of such preferred share at the closing of our initial public offering. The holders of Homebase common shares received shares of common stock representing the remaining equity value of the company based upon their respective number of Homebase common shares.
      The reorganization agreement also provided for the following:

Registration Rights
      In connection with our initial public offering and the related transactions, we granted registration rights to each of Central Illinois Telephone, Providence Equity and Spectrum Equity that provide each such investor with:

•	up to two demand registration rights;

•	unlimited shelf registration rights; and

•	unlimited “piggyback” registration rights.
Professional Services Fee Agreements
      Homebase and certain of its subsidiaries had entered into two professional services fee agreements, each effective as of April 14, 2004, with Central Illinois Telephone, Providence Equity and Spectrum Equity, its financial sponsors. One agreement required CCI to pay to Mr. Lumpkin, Providence Equity and Spectrum

Equity an annual professional services fee in the aggregate amount of $2.0 million for consulting, advisory and other professional services provided to CCI and its subsidiaries relating to the Illinois operations. The other agreement required Consolidated Communications Acquisition Texas Inc. (“CCI Texas”) to pay to Mr. Lumpkin, Providence Equity and Spectrum Equity an annual professional services fee in the aggregate amount of $3.0 million for consulting, advisory and other professional services provided to CCI Texas and its subsidiaries relating to the company’s Texas operations. The professional services fees were generally payable in cash, subject to certain limitations. The rights of Mr. Lumpkin, Providence Equity and Spectrum Equity to receive professional services fees described above terminated upon the completion of our initial public offering on July 27, 2005. Prior to the termination of these agreements, the Company recognized fees totaling $2,867,000 in 2005 associated with these agreements.
Cash Distribution to Financial Sponsors
      On June 7, 2005, our predecessor company, Homebase, made a $37.5 million cash distribution to Central Illinois Telephone, Providence Equity and Spectrum Equity from cash on its balance sheet.
LATEL Sale/ Leaseback
      In 2002, in connection with our predecessor company’s acquisition of ICTC and several related businesses from McLeodUSA, each of ICTC and Consolidated Communications Market Response, Inc., or Consolidated Market Response, an indirect, wholly owned subsidiary of the Company, entered into separate agreements with LATEL, pursuant to which each of them sold to LATEL real property for total consideration of approximately $9.2 million and then leased the property back from LATEL. The sale prices for the properties sold to LATEL were determined based upon an appraisal of each property. LATEL is owned 50.0% by Mr. Lumpkin and 50.0% by Agracel. Agracel is the sole managing member of LATEL. Mr. Lumpkin, together with members of his family, beneficially own 49.7% of Agracel. In addition, Mr Lumpkin is a director of Agracel.
      The initial term of both leases was one year beginning on December 31, 2002. Each lease automatically renews for successive one year terms through 2013, unless either ICTC or Consolidated Market Response provides one year prior written notice that it intends to terminate its respective lease. On August 1, 2005, LATEL exercised its option in the leases to convert the term of the leases to a fixed term of six years. After the fixed term expires on July 31, 2011, the leases will revert back to the initial lease terms through 2013.
      Collectively, the lease expense for 2005 was approximately $1.3 million, of which ICTC paid approximately $1.1 million and Consolidated Market Response paid the remainder. These lease payments represent 100.0% of the revenues of LATEL. The annual rent for each lease will increase by 2.5% upon each renewal. Currently, the leases are recorded as operating leases of ICTC and Consolidated Market Response.
MACC, LLC
      In 1997, prior to our predecessor company’s acquisition of ICTC at the end of 2002, Consolidated Market Response entered into a lease agreement with MACC, LLC (“MACC”), an Illinois limited liability company, pursuant to which Consolidated Market Response agreed to lease office space for a period of five years. Agracel is the sole managing member and 66.7% owner of MACC. Mr. Lumpkin and members of his family directly own the remainder of MACC. The parties extended the lease for an additional five years beginning October 14, 2002. Consolidated Market Response paid MACC rent for 2005 in the amount of $138,508. These payments represent approximately 58% of MACC’s total revenues for 2005. The lease provides for a cost of living increase to the annual lease payments based on the “Revised Consumers Price Index, All Urban Consumers” published by the Bureau of Labor Statistics for the United States Department of Labor. Neither party has the right to terminate this agreement by the terms of the agreement.
SKL Investment Group, LLC
      Mr. Lumpkin, together with members of his family, beneficially owns 100.0% of SKL Investment Group, a Delaware limited liability company which is an investment company serving the Lumpkin family.

Mr. Lumpkin and members of his family are the sole voting members of SKL Investment Group. SKL Investment Group paid to CCI $76,800 in 2005 for the use of office space, computers and telephones and for other office related expenses. The amount CCI charged SKL for the use of its office space, equipment and other office related expenses is based upon the amounts incurred by CCI. For example, in 2005 SKL paid $28,500 to rent approximately 1,677 square feet of office space, which is equivalent to CCI’s base rent per square foot plus SKL’s pro rata share of real estate taxes, utilities and maintenance. SKL’s use of equipment and other office related expenses was based on actual third-party charges or SKL’s estimated usage.
First Mid-Illinois
      Pursuant to various agreements with CCI, First Mid-Illinois provides the Company with general banking services, including depository, disbursement and payroll accounts, on terms comparable to those available to other large unaffiliated business accounts. Mr. Lumpkin and members of his family own approximately 29.0% of the common stock of First Mid-Illinois and Mr. Dively owns less than 1.0% of the common stock of First Mid-Illinois. In addition, Messrs. Lumpkin and Dively are directors of First Mid-Illinois. The fees charged and earnings received on deposits, through repurchase agreements, are based on First Mid-Illinois’s standard schedule for large customers. During 2005, the Company paid maintenance and activity related charges of $6,038 to First Mid-Illinois and earned $443,072 of interest on its deposits. In addition, First Mid-Illinois administers the Company’s hourly 401(k) plan. During 2005, CCI paid $68,783 to First Mid-Illinois for this service, which is a competitive market rate based on assets under management that we believe is comparable to rates charged by independent third parties.
      In 2005, a wholly owned insurance brokerage subsidiary of First Mid-Illinois received a commission relating to insurance and risk management services provided to CCI in connection with a co-brokerage arrangement with Arthur J. Gallagher Risk Management Services, Inc. CCI selected AJG Risk Management because it was the lowest cost provider among the three companies that supplied bids to us for insurance and risk management services. In 2005, CCI paid approximately $2.1 million in insurance premiums to the insurer providers.
      Illinois Telephone Operations provides First Mid-Illinois with local dial tone, custom calling features, long distance and other related services. In 2005, First Mid-Illinois paid Illinois Telephone Operations $473,200 for these services. These services are regulated and, as a result, First Mid-Illinois paid the same rate that is applicable to all customers.

Business Systems
      Consolidated Communications Business Services, Inc., or Consolidated Business Services, an indirect wholly owned subsidiary of the Company, provides repair services and, if First Mid-Illinois elects, maintenance services for First Mid-Illinois’s communications equipment, all of which are pursuant to standard Centrex sales pricing formulas, which we believe are comparable to those charged to independent third parties. First Mid-Illinois paid $39,151 in 2005 to Consolidated Business Services for these services. The contracts automatically renew annually unless either party provides prior written notice of termination.

Mobile Services
      Consolidated Communications Mobile Services, Inc., or Consolidated Mobile Services, an indirect wholly owned subsidiary of the Company, provides paging services to First Mid-Illinois. During 2005, First Mid-Illinois paid $2,100 to Consolidated Mobile Services. The amounts received from First Mid-Illinois were equal to or greater than the rate charged to customers that are not affiliated with us.
ANNUAL REPORT TO STOCKHOLDERS
      Our combined 2005 annual report to stockholders and annual report on Form 10-K for the year ended December 31, 2005 accompanies this proxy statement.

STOCKHOLDER PROPOSALS FOR 2007 ANNUAL MEETING
      The proxy rules of the SEC permit our stockholders, after notice to the Company, to present proposals for stockholder action in our proxy statement where such proposals are consistent with applicable law, pertain to matters appropriate for stockholder action and are not properly omitted by our action in accordance with the proxy rules. In order for any stockholder proposal to be considered for inclusion in our proxy statement to be issued in connection with our 2007 annual meeting of stockholders, that proposal must be received at our principal executive offices, 121 South 17th Street, Mattoon, Illinois 61938 (Attention: Secretary), no later than December 14, 2006.
      Our amended and restated bylaws provide that certain additional requirements be met in order that business may properly come before the stockholders at the annual meeting. Among other things, stockholders intending to bring business before the annual meeting must provide written notice of such intent to the Secretary of the Company. Such notice must be given not less than 90 days nor more than 120 days prior to the first anniversary of the date on which mailed our proxy materials for the preceding year’s annual meeting. In addition, the following information must be provided regarding each proposal: as to each person whom the stockholder proposes to nominate for election as a director, the name, age, business address and, if known, residential address, principal occupation or employment, the class, series and number of shares beneficially owned by such nominee and all information relating to such person that is required to be disclosed in solicitations of proxies for election of directors, or is otherwise required by Regulation 14A of the Exchange Act, including such person’s written consent to being named in the proxy statement as a nominee and to serving as a director if elected; a brief description of the business desired to be brought before the meeting; the text of any resolution proposed to be adopted at the meeting; and the reasons for conducting such business at the meeting; and a statement of any material interest in such business of such stockholder and the beneficial owner, if any, on whose behalf the proposal is made and, in the case of director nominations, a description of all arrangements or understandings between the stockholder and each nominee and any other persons (naming them) pursuant to which the nominations are to be made by the stockholder.
      In addition, the following information must be provided regarding the stockholder giving the notice and the beneficial owner, if any, on whose behalf the proposal is made: the name and address of such stockholder, as it appears on the Company’s stock transfer books, and of such beneficial owner; the class, series and number of shares of the Company which are owned beneficially and of record by such stockholder and such beneficial owner; a representation that the stockholder giving the notice is a stockholder of record and intends to appear in person or by a qualified representative at the annual meeting to bring the business proposed in the notice before the meeting; a representation whether the stockholder or the beneficial owner, if any, intends or is part of a group which intends to solicit proxies from stockholders in support of such proposal or nomination; and any other information relating to such stockholder that would be required to be disclosed in a proxy statement or other filings required to be made in connection with solicitations of proxies for election of directors pursuant to the Exchange Act and the rules and regulations promulgated thereunder.
GENERAL
Section 16(a) beneficial ownership reporting compliance
      Section 16(a) of the Exchange Act requires our directors and executive officers, and any persons who beneficially own more than 10% of our stock, to file with the SEC initial reports of ownership and reports of changes in ownership of our stock. Such persons are required by SEC regulations to furnish us with copies of all Section 16(a) forms they file. As a matter of practice, our administrative staff assists our executive officers and directors in preparing and filing such reports with the SEC.
      To our knowledge, based solely upon a review of filings with the SEC and written representations that no other reports were required, we believe that all of our directors and executive officers complied during 2005 with the reporting requirements of Section 16(a) of the Exchange Act, except that, we believe that 433 shares of our common stock owned by Ms. Rahe were purchased by her pursuant to an automatic dividend reinvestment plan through her broker during 2005 and 2006 and, due to an inadvertent administrative error, a

Form 4 was not timely filed for these transactions. Subsequent to these purchases, Ms. Rahe made a corrective filing.
Other Information
      The expenses of preparing and mailing this proxy statement and the accompanying proxy card and the cost of solicitation of proxies, if any, will be borne by us. In addition to the use of mailings, proxies may be solicited by personal interview and telephone, and by our directors, officers and regular employees without special compensation therefore. We expect to reimburse banks, brokers and other persons for their reasonable out-of-pocket expenses in handling proxy materials for beneficial owners of our common stock.
      Unless contrary instructions are indicated on the proxy card, all shares of common stock represented by valid proxies received pursuant to this solicitation (and not revoked before they are voted) will be voted “FOR” all of the proposals described in this proxy statement.
OTHER MATTERS
      Our board does not know of any other matters that are to be presented for action at the 2006 annual meeting. Should any other matter come before the annual meeting, however, the persons named in the enclosed proxy will have discretionary authority to vote all proxies with respect to such matter in accordance with their judgment.

BY ORDER OF THE BOARD OF DIRECTORS

Steven J. Shirar
Senior Vice President, President of
Enterprise Operations and Secretary
Dated: April 13, 2006

APPENDIX A
AUDIT COMMITTEE
OF THE BOARD OF DIRECTORS
CHARTER
(Effective as of July 27, 2005)

I.	PURPOSE
      The Audit Committee (the “Committee”) shall:

A. Provide assistance to the Board of Directors in fulfilling its responsibility to the stockholders, potential stockholders and investment community with respect to its oversight of:

(i) the quality and integrity of the corporation’s financial statements;

(ii) the corporation’s compliance with legal and regulatory requirements;

(iii) the independent auditor’s qualifications and independence; and

(iv) the performance of the corporation’s independent auditors.

B. Prepare the audit committee report that the Securities and Exchange Commission (the “SEC”) requires be included in the corporation’s annual proxy statement.

II.	STRUCTURE AND OPERATIONS

Independence Requirement
      The Committee shall be comprised of three or more members of the Board of Directors, each of whom is determined by the Board of Directors to be “independent” as such term is defined by the NASDAQ Stock Market, Inc. (“NASDAQ”) Marketplace Rule 4200(a)(15) and Rule 10A-3(b)(1) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). However, one director who does not meet the NASDAQ definition of independence, but who meets the criteria set forth in Section 10A(m)(3) under the Exchange Act and the rules thereunder, and who is not a current officer or employee or a family member of such person, may serve for no more than two years on the Committee if the Board of Directors, under exceptional and limited circumstances, determines that such individual’s membership is required by the best interests of the corporation and its stockholders. Such person may not be the chairman of the Committee. The use of “exceptional and limited” circumstances exception, as well as the nature of the individual’s relationship to the corporation and the basis for the Board of Directors’ determination, shall be disclosed in the corporation’s annual proxy statement.
      If a Committee member ceases to be independent for reasons outside the member’s reasonable control, his or her membership on the Committee may continue until the earlier of the corporation’s next annual stockholders’ meeting or one year from the occurrence of the event that caused the failure to qualify as independent. If the corporation is not already relying on this provision, and falls out of compliance with the requirements regarding Committee composition due to a single vacancy on the Committee, then the corporation will have until the earlier of the next annual stockholders’ meeting or one year from the occurrence of the event that caused the failure to comply with this requirement. The corporation shall provide notice to NASDAQ immediately upon learning of the event or circumstance that caused the non-compliance, if it expects to rely on either of these provisions for a cure period.

Financial Literacy & Expertise Requirement
      All members of the Committee shall be able to read and understand fundamental financial statements, including the corporation’s balance sheet, income statement and cash flow statement. No member of the Committee may have participated in the preparation of the financial statements of the corporation or any current subsidiary of the corporation at any time during the preceding three years. At least one member of the

Committee shall have past employment experience in finance or accounting, requisite professional certification in accounting, or comparable experience or background which results in financial sophistication, including being or having been a chief executive officer, chief financial officer or other senior officer with financial oversight responsibilities.

Limitation on Memberships of other Audit Committees
      No member of the Committee may serve on the audit committee of more than three public companies, including the corporation, unless the Board of Directors determines that such simultaneous service would not impair the ability of such member to effectively serve on the Committee and the corporation’s annual proxy statement discloses such determination.

Limitation on Other Compensation
      No member of the Committee shall receive compensation from the corporation or its affiliates other than (i) director’s fees for service as a director of the corporation or an affiliate, but only to the extent the directorship on the affiliate’s board of directors and related compensation has been approved by the corporation’s Board of Directors and (ii) a pension or similar compensation for past performance, provided that such compensation is fixed and is not contingent on continued or future service to the corporation.

Appointment and Removal
      The members of the Committee shall be appointed by the Board of Directors and shall serve until such member’s successor is duly elected and qualified or until such member’s earlier resignation or removal. The members of the Committee may be removed, with or without cause, by a majority vote of the Board of Directors.

Chairman
      Unless a Chairman is elected by the full Board of Directors, the members of the Committee shall designate a Chairman by the majority vote of the full Committee membership. The Chairman will chair all regular sessions of the Committee and set the agendas for Committee meetings.

Subcommittees
      The Committee may form subcommittees for any purpose that the Committee deems appropriate and may delegate to such subcommittees such power and authority as the Committee deems appropriate; provided, however, that (i) no subcommittee will consist of fewer than two members and (ii) no subcommittee will hold any power or authority required by any law, regulation or listing standards to be exercised by the Committee as a whole.

III.	MEETINGS
      The Committee shall meet at least quarterly, or more frequently as circumstances dictate. As part of its goal to foster open communication, the Committee shall periodically meet separately with each of the following:

(i) management (including the chief financial officer and chief accounting officer); and

(ii) the independent auditors,
in each case, to discuss any matters that the Committee or any of these groups believe would be appropriate to discuss privately. In addition, the Committee should meet with the independent auditors and management quarterly to review the corporation’s financial statements in a manner consistent with that outlined in Section IV of this Charter.
      At all meetings of the Committee, a majority of the members shall constitute a quorum for the transaction of business and the act of a majority of Committee members at any meeting at which there is a quorum shall be an act of the Committee. Any matter that is put to a vote that results in a tie shall be decided by a vote of the full Board of Directors. The Chairman of the Board of Directors or any member of the Committee may call meetings of the Committee. All meetings of the Committee may be held telephonically. All non-management directors who are not members of the Committee may attend meetings of the Committee but may not vote. Additionally, the Committee may invite to its meetings, or communicate with, any director, officer or employee of the corporation and such other persons as it deems appropriate in order to carry out its responsibilities. The Committee may also exclude from its meetings any persons it deems appropriate in order to carry out its responsibilities.

IV.	RESPONSIBILITIES AND DUTIES

Overview
      The following functions shall be the common recurring activities of the Committee in carrying out its responsibilities outlined in Section I of this Charter. These functions should serve as a guide with the understanding that the Committee may carry out additional functions and adopt additional policies and procedures as may be appropriate in light of changing business, legislative, regulatory, legal or other conditions as the Committee shall determine. The Committee shall also carry out any other responsibilities and duties delegated to it by the Board of Directors from time to time related to the purposes of the Committee outlined in Section I of this Charter.

Review of Financial and Other Information
      1. Review with management and the independent auditors prior to public dissemination the corporation’s annual audited financial statements and quarterly financial statements, including the corporation’s disclosures under “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” any comments or recommendations of the independent auditor, any reports of the independent auditor with respect to interim financial reviews as required by Statement on Auditing Standards 100 (any and all references to “Statements of Auditing Standards” or “Independent Standards Board” in this Charter shall include any amendments or supplements to such applicable standards).
      2. Discuss with the independent auditors the matters required to be discussed by Statement of Auditing Standards No. 61 (Communication with Audit Committee) and Statement of Auditing Standards No. 90 (Audit Committee Communications) and the written disclosures required by the Independent Standards Board Standard No. 1 (Independence Discussions with Audit Committees).
      3. Review and discuss with management prior to dissemination: (i) the corporation’s earnings press releases (paying particular attention to the use of any “pro forma” or “adjusted” non-GAAP financial measures) and (ii) financial information and earnings guidance provided to analysts and rating agencies. The Committee’s discussion in this regard may be general in nature (i.e., discussion of the types of information to be disclosed and the type of presentation to be made). The Committee, however, need not discuss in advance each earnings release or each instance in which the corporation may provide earnings guidance.
      4. Perform any functions required to be performed by it or otherwise appropriate under applicable law, rules or regulations, the corporation’s bylaws and the resolutions or other directives of the Board of Directors, including review of any certification required to be reviewed in accordance with applicable law or the rules and regulations of the SEC.

Independent Auditors
      5. Directly appoint, retain, review and terminate independent auditors and approve all audit engagement fees and terms.
      6. Inform the corporation’s independent auditors that such auditing firm shall report directly to the Committee.

      7. Review, at least annually, the qualifications, performance and independence of the independent auditors. In conducting its review and evaluation, the Committee should:

(i) obtain and review a report by the corporation’s independent auditors describing:

(a) the auditing firm’s internal quality-control procedures;

(b) any material issues raised by the most recent internal quality-control review, or peer review, of the auditing firm, or by any inquiry or investigation by governmental or professional authorities, within the preceding five years, respecting one or more independent audits carried out by the auditing firm, and any steps taken to deal with any such issues; and

(c) all relationships between the independent auditors and the corporation in order to assess the auditors’ independence.

(ii) ensure the timely rotation of the lead and concurring audit partners and other “audit partners”, in each case to the extent required by the rules and regulations promulgated by the SEC, and consider whether there should be regular rotation of the audit firm itself.

(iii) confirm with the independent auditor that the audit partners do not earn or receive any compensation based on selling engagements to the corporation to provide any services, other than audit, review or attest services, to the extent such compensation would compromise the independence of accountant or auditor under the rules and regulations promulgated by the SEC.

(iv) take into account the opinions of management.
      8. Oversee the work of the corporation’s independent auditors, including the resolution of any disagreement between management and the auditors regarding financial reporting, for the purpose of preparing or issuing an audit report or related work.

Pre-Approval of Auditor Engagements
      9. Approve in advance any audit or non-audit engagement or relationship between the corporation and the independent auditors, other than “prohibited non-auditing services,” as determined from time to time by the SEC, the Public Company Accounting Oversight Board or NASDAQ through regulation or listing requirements.
      The Committee may:

(i) pre-approve audit and non-audit services based on policies and procedures adopted by the Committee, provided: (a) the policies and procedures are detailed as to the particular service, (b) the Committee is informed of each service on a timely basis, (c) such policies and procedures do not include delegation of the Committee’s responsibilities to management and (d) such policies and procedures are disclosed in the corporation’s annual reports; and/or

(ii) delegate to one or more of its members the authority to approve in advance all audit or non-audit services to be provided by the independent auditors so long as decisions made by such member are presented to the full Committee at the immediately subsequent scheduled meeting.
      Notwithstanding the foregoing, pre-approval is not necessary for minor non-audit services if:

(iii) the aggregate amount of all such non-audit services provided to the corporation constitutes not more than five percent of the total amount of revenues paid by the corporation to its auditors during the fiscal year in which the non-audit services are provided;

(iv) such services were not recognized by the corporation at the time of the engagement to be non-audit services; and

(v) such services are promptly brought to the attention of the Committee and approved prior to the completion of the audit by the Committee or by one or more members of the Committee who are members of the Board of Directors to whom authority to grant such approvals has been delegated by the Committee.

Financial Reporting Process
      10. In consultation with the independent auditors and management, review the integrity of the corporation’s financial reporting processes, both internal and external. In that connection, the Committee shall, prior to the filing by the corporation of its annual report and at such other times that the Committee deems appropriate, obtain and discuss with management and the independent auditors reports from management and the independent auditors regarding:

(i) all critical accounting policies and practices to be used by the corporation;

(ii) analyses prepared by management and/or the independent auditors setting forth significant financial reporting issues and judgments made in connection with the preparation of the financial statements, including all alternative treatments of financial information within generally accepted accounting principles related to material items that have been discussed with the corporation’s management, the ramifications of the use of the alternative disclosures and treatments, and the treatment preferred by the independent auditors;

(iii) major issues regarding accounting principles and financial statement presentations, including any significant changes in the corporation’s selection or application of accounting principles;

(iv) major issues as to the adequacy of the corporation’s internal controls and any specific audit steps adopted in light of material control deficiencies; and

(v) any other material written communications between the independent auditors and the corporation’s management.
      11. Review periodically the effect of regulatory and accounting initiatives, as well as any off-balance sheet structures, on the financial statements of the corporation.
      12. Review with the independent auditors any audit problems or other difficulties encountered by the auditors in the course of the audit process, including any restrictions on the scope of the independent auditors’ activities or on access to requested information, and resolve any significant disagreements with management and management’s responses to such matters. Without excluding other possibilities, the Committee may wish to review with the independent auditors:

(i) any accounting adjustments that were noted or proposed by the auditor but were “passed” (as immaterial or otherwise);

(ii) any communications between the audit team and the audit firm’s national office respecting auditing or accounting issues presented by the engagement; and

(iii) any “management” or “internal control” letter issued, or proposed to be issued, by the independent auditors to the corporation.
      13. Review and discuss with management and the independent auditors the policies and procedures in place to ensure the quality and integrity of the financial statements of the corporation’s unconsolidated subsidiaries and investments that are accounted for under the equity method of accounting are properly reflected and accounted for in the corporation’s financial statements.

General
      14. Review with management and the independent auditors, the areas of material risk to the operations and financial results of the corporation, such as safety of operations, environmental regulations, major pending litigation, matters pertaining to financing costs, tax issues, any other major financial risks and exposures and the corporation’s guidelines and policies with respect to risk assessment and risk management.

      15. Set clear hiring policies for employees and former employees of the independent auditors. At a minimum, these policies must prohibit:

(i) the hiring of members of the corporation’s audit engagement team in a position at the corporation which would cause the auditing firm to no longer qualify as independent under the rules and regulations promulgated by the SEC; and

(ii) the hiring of any employee or former employee:

(a) of the corporation’s independent auditor without the prior approval of the Committee; or

(b) of any firm providing the corporation with internal auditing services without the prior approval of the Committee.
      16. Establish procedures for the receipt, retention and treatment of complaints received by the corporation regarding accounting, internal accounting controls, or auditing matters; and the confidential, anonymous submission by employees of the corporation of concerns regarding questionable accounting or auditing matters.
      17. The Committee shall approve all related party transactions required to be disclosed pursuant to Item 404 of SEC Regulation S-K.

Preparation of Reports
      18. Prepare all Committee reports required to be included in the corporation’s proxy statement, in accordance with applicable rules and regulations of the SEC.
      19. Report to the Board of Directors:

(i) with respect to any issues that arise with respect to the quality or integrity of the corporation’s financial statements, the corporation’s compliance with legal or regulatory requirements or the performance and independence of the corporation’s independent auditors;

(ii) with respect to such other matters as are relevant to the Committee’s discharge of its responsibilities; and

(iii) with respect to such recommendations as the Committee may deem appropriate.
      The report to the Board of Directors may be written or take the form of an oral report by the Chairman or any other member of the Committee designated by the Committee to make such report.
      20. Maintain minutes or other records of meetings and activities of the Committee.

Outside Advisors and Funding
      The Committee, in discharging its oversight role, is empowered to study or investigate any matter of interest or concern that the Committee deems appropriate. In this regard, the Committee shall have the authority to retain outside legal, accounting or other advisors as it reasonably deems necessary to carry out its duties, including the authority to approve the fees payable to such advisors and any other terms of retention. The Committee shall be provided with funds necessary to engage outside advisors and to fund its ordinary administrative expenses that are necessary or appropriate to carry out its duties, in each case, as determined by the Committee in its sole discretion.

Access
      The Committee, in discharging its oversight role, shall be given full access to all of the following:

(i) the Board of Directors;

(ii) all employees of the corporation; and

(iii) the independent auditors,
in each case, as necessary, to carry out these responsibilities.

V.	ANNUAL PERFORMANCE EVALUATION
      The Committee shall perform a review and evaluation, at least annually, of the performance of the Committee and its members, including by reviewing the compliance of the Committee with this Charter. In addition, the Committee shall review and reassess, at least annually, the adequacy of this Charter and recommend to the Board of Directors any improvements to this Charter that the Committee considers necessary or valuable. The Committee shall conduct such evaluations and reviews in such manner as it deems appropriate.

VI.	LIMITATION OF RESPONSIBILITY
      The management of the corporation is responsible for the preparation, presentation and integrity of the corporation’s financial statements. Management is responsible for maintaining appropriate accounting and financial reporting principles and policies and internal controls and procedures designed to assure compliance with accounting standards and applicable laws and regulations. The independent auditors are responsible for planning and carrying out a proper audit and reviews, including reviews of the corporation’s annual financial statements, reviews of the quarterly financial statements prior to the filing of each quarterly report on Form 10-Q, and other procedures.
      In fulfilling their responsibilities hereunder, it is recognized that the members of the Committee are not employees of the corporation and are not, and do not represent themselves to be, accountants or auditors by profession or experts in the fields of accounting or auditing, including in respect of auditor independence. Therefore, it is not the duty or responsibility of the Committee to conduct “field work” or other types of auditing or accounting reviews or procedures or to set audit or independence standards, and each member of the Committee shall be entitled to reply on: (i) the integrity and skill of those persons and organizations within and outside the corporation from which it receives information; and (ii) the accuracy of the financial and other information provided by such persons or organizations absent actual knowledge to the contrary (which shall be promptly reported to the Board of Directors).

+

              CONSOLIDATED COMMUNICATIONS
              HOLDINGS, INC.

MR A SAMPLE DESIGNATION (IF ANY) ADD 1 ADD 2 ADD 3 ADD 4 ADD 5 ADD 6

000004 Least Address Line	000000000.000 ext 000000000.000 ext 000000000.000 ext 000000000.000 ext 000000000.000 ext 000000000.000 ext 000000000.000 ext C 1234567890 J N T

☐	Mark this box with an X if you have made changes to your name or address details above.

Annual Meeting Proxy Card

A	Election of Director
1. The Board of Directors recommends a vote FOR the listed nominees.

	For	Withhold
01 — Richard A. Lumpkin	☐	☐
B	Issue
The Board of Directors recommends a vote FOR the following proposal.

		For	Against	Abstain
2.	Approval of Ernst & Young, LLP, as the independent registered public accounting firm.	☐	☐	☐

C	Authorized Signatures — Sign Here — This section must be completed for your instructions to be executed.
NOTE: Please sign your name(s) EXACTLY as your name(s) appear(s) on this proxy. All joint holders must sign. When signing as attorney, trustee, executor, administrator, guardian or corporate officer, please provide your FULL title.

Signature 1 — Please keep signature within the box

Signature 2 — Please keep signature within the box

Date (mm/dd/yyyy)

■ ■	/	■ ■	/	■ ■ ■ ■

■	1 U P X	0 0 8 9 7 8 1	+

Proxy – CONSOLIDATED COMMUNICATIONS HOLDINGS, INC.

CONSOLIDATED COMMUNICATIONS
121 SOUTH 17TH STREET, MATTOON, IL. 61938
Proxy Solicited by Board of Directors for Annual Meeting - May 18, 2006 at 9:00 a.m.
Steven J. Shirar and David J. Doedtman, or either of them, each with the power of substitution, are hereby authorized to represent and vote the shares of the undersigned, with all the powers which the undersigned would possess if personally present, at the Annual Meeting of Stockholders of Consolidated Communications Holdings to be held on May 18, 2006 or at any postponement or adjournment thereof.
Shares represented by this proxy will be voted by the stockholder. If no such directions are indicated, the Proxies will have authority to vote FOR Election of Director and FOR Proposal 2.
In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting.
(Continued and to be voted on reverse side.)